SUPPLEMENT TO THE

FIDELITY TREND FUND

A Fund of Fidelity Trend Fund

STATEMENT OF ADDITIONAL INFORMATION

February 20, 1999

The following information replaces similar information found under the heading in the "Investment Policies and Limitations" section beginning on page 2. (iii) The fund may borrow money only (a) from a bank or from a registered investment company or portfolio for which

FMR or an affiliate serves as investment adviser or (b) by engaging in reverse repurchase agreements with any party (reverse repurchase agreements are treated as borrowings for purposes of fundamental investment limitation (3)).

(v) The fund does not currently intend to lend assets other than securities to other parties, except by (a) lending money (up to 15% of the fund's net assets) to a registered investment company or portfolio for which FMR or an affiliate serves as investment adviser or (b)

acquiring loans, loan participations, or other forms of direct debt instruments and, in connection therewith, assuming any associated unfunded commitments of the sellers. (This limitation does not apply to purchases of debt securities or to repurchase agreements.)

The following paragraph replaces the third paragraph under the heading "Exposure to Foreign Markets" found in the "Investments

Policies and Limitations" section beginning on page 2.

It is anticipated that in most cases the best available market for foreign securities will be on an exchange or in over-the-counter (OTC)

markets located outside of the United States. Foreign stock markets,

while growing in volume and sophistication, are generally not as developed as those in the United States, and securities of some foreign issuers may be less liquid and more volatile than securities of comparable U.S. issuers. Foreign security trading, settlement and custodial practices (including those involving securities settlement where fund assets may be released prior to receipt of payment) are often less developed than those in U.S. markets, and may result in increased risk or substantial delays in the event of a failed trade or the insolvency of, or breach of duty by, a foreign broker-dealer, securities depository or foreign subcustodian. For example, many foreign countries are less prepared than the United States to properly process and calculate information related to dates from and after January 1,

2000. As a result, some foreign markets, brokers, banks or securities depositories could experience at least temporary disruptions, which could result in difficulty buying and selling securities in certain foreign markets and pricing foreign investments, and foreign issuers could fail to pay timely dividends, interest or principal. In addition, the costs associated with foreign investments, including withholding taxes,

brokerage commissions and custodial costs, are generally higher than with U.S. investments.